Exhibit 3.5
ARTICLES OF ORGANIZATION
OF
SABINE PRODUCTION OPERATING, LLC
The undersigned, acting as the sole organizer of a limited liability company under the Texas Limited Liability Company Act (the “Act”), does hereby adopt the following Articles of Organization for Sabine Production Operating, LLC (the “Company”).
ARTICLE ONE
The name of the Company is Sabine Production Operating, LLC.
ARTICLE TWO
The Company will have perpetual existence.
ARTICLE THREE
The purpose for which the Company is organized is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.
ARTICLE FOUR
The address of the Company’s initial registered office in the State of Texas is 512 Main Street, Suite 903, Fort Worth, Texas 76102, and the name of its initial registered agent at such address is Stephen R. Robinson.
ARTICLE FIVE
The Company will have one or more managers. The name and address of the sole initial manager of the Company is as follows:
Haddock Enterprises, LLC
210 West Sixth Street, Suite 1206
Fort Worth, Texas 76102
ARTICLE SIX
The name of the sole organizer of the Company is Stephen R. Robinson, and his address is 512 Main Street, Suite 903, Fort Worth, Texas 76102.
IN WITNESS WHEREOF, the undersigned has executed these Articles of Organization on May 12, 2005.
/s/ Stephen R. Robinson
Stephen R. Robinson